Exhibit 10.3
AMENDED AND RESTATED FACTORING AND
FINANCING AGREEMENT
The CIT Group/Commercial Services, Inc.
(as Lender)
and
Bernard Chaus, Inc.
Cynthia Steffe Acquisition, LLC
and
S.L. Danielle Acquisition, LLC
(as Borrowers)
Dated: As of September 10, 2009

EXHIBITS

Exhibit A	Borrowing Base Certificate

SCHEDULES

Schedule 1	Collateral Information
Schedule 2(j)(b)	Trade Names
Schedule 2(j)(c)	Monthly Lease Payments
Schedule 2(j)(d)	Permitted Liens
Schedule 2(k)	Outstanding Closing Documents

i

THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with offices located at 11 West 42nd Street, New York, New York 10036 (hereinafter “CIT” or “Lender”) is pleased to confirm the terms and conditions under which the Lender shall act as sole factor and provide other financial accommodations to BERNARD CHAUS, INC., a New York corporation (“Chaus”), S.L. DANIELLE ACQUISITION, LLC, a New York limited liability company (“Danielle Acquisition”) and CYNTHIA STEFFE ACQUISITION, LLC, a New York limited liability company (“CS Acquisition”) and together with Chaus and Danielle Acquisition, individually, a “Company” and collectively, the “Companies”, each with a principal place of business at 800 Secaucus Road, Secaucus, New Jersey 07094.
WHEREAS, the Companies and Lender are parties to (i) an Amended and Restated Financing Agreement (as amended through the date hereof, the “A&R Financing Agreement”) dated as of September 18, 2008 (the “Original Closing Date”), and related agreements and documents pursuant to which CIT, as agent for the lenders from time to time party thereto (in such capacity, the “Agent”) extended to the Companies a Revolving Line of Credit in the amount of up to $30,000,000 and (ii) a Factoring Agreement dated September 18, 2008 (the “Original Factoring Agreement” and together with the A&R Financing Agreement, the “Original Factoring and Financing Agreements”) and related agreements and documents pursuant to which CIT acted as sole factor (in such capacity, the “Factor”); and
WHEREAS, the Companies have requested that Lender (i) make certain modifications to the terms and conditions set forth in the A&R Financing Agreement and (ii) make certain modifications to the terms and conditions set forth in the Original Factoring Agreement as herein set forth; and
WHEREAS, the Agent has agreed to (i) sell and assign to the Factor all of the Agent’s rights and obligations under the A&R Financing Agreement with respect to 100% of the financing facilities thereunder and (ii) assign to the Factor its security interest in any and all collateral pledged to the Agent pursuant to or in connection with the A&R Financing Agreement; and
WHEREAS, the Agent has agreed to resign as Agent under the A&R Financing Agreement and all parties thereto have agreed that no successor agent shall be appointed; and
WHEREAS, under the terms and conditions hereof the Lender has agreed to amend and restate the A&R Financing Agreement and the Original Factoring Agreement all as provided herein.
NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Companies and Lender hereby agree as follows:
AMENDMENT AND RESTATEMENT
As of the date of this Amended and Restated Factoring and Financing Agreement among the Companies and Lender (the “Financing Agreement”), the terms, conditions, covenants, agreements, representations and warranties contained in the Original Factoring and Financing Agreements shall be deemed amended and restated in their entirety as follows and the Original Factoring and Financing Agreements shall be consolidated with and into and superseded by this Financing Agreement without breaking continuity; provided, however, that nothing contained in this Financing Agreement shall impair, limit or affect the security interests heretofore granted, pledged and or assigned to Lender as security for the Obligations under the Original Factoring and Financing Agreements and this Financing Agreement does not constitute a novation of the Original Factoring and Financing Agreements or the security interests granted in connection therewith.
SECTION 1. Definitions.
Accounts shall mean any and all of the Companies’ now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to the Lender), including, without limitation, all accounts created by, or arising from, all of the Companies’ sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Companies’ trade names or styles, or through any of the Companies’ divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Companies; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.
Accounts Receivable shall have the meaning set forth in Section 4.7 hereof.
A&R Financing Agreement shall have the meaning provided for such term in the Recitals to this Agreement.
Anniversary Date shall mean September 18, 2011 and September 18 in every year thereafter.
Anti-Terrorism Laws shall mean any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act.
Applicable Margin shall mean 2.00%
Availability shall mean, at any time, the amount by which (a) the lesser of the Revolving Credit Limit or the Borrowing Base at such time exceeds (b) the sum at such time of the outstanding balance of the Funds In Use Account plus the undrawn amount of all outstanding Letters of Credit.
Availability Reserve shall mean the sum of: (a) (i) three (3) months rental payments or similar charges for any of the Companies’ leased premises which contain material amounts of Collateral for which the Companies have not delivered to the Lender a landlord’s waiver in form and substance reasonably satisfactory to the Lender, plus (ii) three (3) months estimated payments plus any other fees or charges owing by the Companies to any applicable warehousemen or third party processor (as determined by the Lender in its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) the opening or closing of a Collateral location and/or (y) any change in the amount of rental, storage or processor payments or similar charges; provided, however, that the foregoing amount, as it relates to any Collateral location, shall be reduced to zero upon delivery to the Lender of acceptable landlord waivers for such Collateral location; (b) any reserve which the Lender may reasonably require from time to time pursuant to the express terms of this Financing Agreement, (c) Ledger Debt and (d) such other reserves against Availability as Lender deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in the Companies’ business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact any Company or its business, prospects, profits, operations, industry, financial condition or assets.
Base Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank, N.A. (or its successor) from time to time as its prime rate in effect at its principal office in New York City, which rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers.
Base Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Base Rate.
Blocked Person shall mean any Person: (i) listed in the annex to Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person listed in the annex to Executive Order No. 13224, (iii) with which CIT is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list, (vi) a Person that is named a “denied person” on the most current list published by the U.S. Commerce Department, or (vii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country to the extent subject to a sanctions program administered by OFAC.
Borrowing Agent shall mean Bernard Chaus, Inc.
Borrowing Base shall mean the sum of (a) eighty-five percent (85%) of the Companies’ aggregate outstanding Eligible Accounts, provided that should dilution of the Borrower’s Trade Accounts Receivable, as determined by Lender, be equal to or exceed 12% in any rolling twelve month period, then such percentage shall be reduced by one percent (1%) with every one percent (1%) increase in dilution over 12%, less (b) any applicable Availability Reserves.
Borrowing Base Certificate shall mean a certificate to be executed and delivered from time to time by the Companies in the form attached hereto as Exhibit A.
Business Day shall mean any day on which the Lender and JPMorgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Companies during such period on account of, property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of the Companies.
Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Companies.
CIT Event shall have the meaning provided in Section 11 hereof.
CIT’s System shall mean CIT’s ACAR or other interest-based loan accounting and reporting system.
Client Position Account shall have the meaning set forth in Section 4.7 hereof.
Client Risk Accounts shall have the meaning provided in Section 3.2(b) hereof.
Closing Date shall mean the date that this Financing Agreement has been duly executed by the parties hereto and delivered to the Lender.
Collateral shall mean all assets of each Company, including, without limitation, present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral.
Consolidated Balance Sheet shall mean a consolidated balance sheet for Chaus and its Subsidiaries, eliminating all intercompany transactions and prepared in accordance with GAAP.
Contract Year shall have the meaning provided in Section 8.2(a) hereof.
Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
Credit Risk shall have the meaning provided in Section 3.2(b) hereof.
Customer Claims shall mean any dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account asserted by a customer with respect to an Account.
Default shall mean any event specified in Section 10 hereof, which with the passage of time or giving of notice or both would constitute an Event of Default.
Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable increment over the Base Rate (as set forth in paragraph 8.1 hereof) plus the Base Rate, which the Lender shall be entitled to charge the Companies on all Obligations due the Lender by the Companies, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.
Depository Accounts shall mean the collection accounts, which are subject to the Lender’s instructions, as specified in Paragraph 4.4 of Section 4 of this Financing Agreement.
Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.
Early Termination Date shall mean the date on which the Companies terminate this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.
Early Termination Fee shall (a) mean the fee the Lender is entitled to charge the Companies in the event the Companies voluntarily terminate the Revolving Line of Credit or this Financing Agreement on a date prior to an Anniversary Date; and (b) equal (x) 2.0% of the Revolving Credit Limit if the Early Termination Date occurs on or before September 18, 2009, (y) 1% of the Revolving Credit Limit if the Early Termination Date occurs after September 18, 2009 but on or before September 18, 2010; and (z) 0.50% of the Revolving Credit Limit if the Early Termination Date occurs after September 18, 2010; provided, however, no Early Termination Fee shall be payable in the event the Companies voluntarily terminate the Revolving Line of Credit or this Financing Agreement within 120 days of the Anniversary Date or due to a CIT Event in accordance with Section 11 hereof.
EBITDA shall mean, in any period, the consolidated earnings of Chaus and its Subsidiaries before all (i) interest and tax obligations, (ii) depreciation and (iii) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited consolidated financial statements of Chaus and its Subsidiaries, but excluding the effect of extraordinary and/or non-reoccurring gains or losses for such period.
Eligible Accounts shall mean Trade Accounts Receivable which are purchased hereunder and which are and continue to be credit approved by Lender, not charged back to the Companies hereunder nor subject to any reserves hereunder. In addition (but without duplication of the foregoing), Trade Accounts Receivable that are purchased and not credit approved hereunder may be deemed Eligible Accounts if such Trade Accounts Receivable are subject to a valid, exclusive, first priority perfected security interest in favor of the Lender, and conform to the warranties contained herein and which, at all times, continue to be acceptable to the Lender in the exercise of its reasonable business judgment, less, without duplication, the sum of:
     (a) actual returns, disputes, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus
     (b) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Companies have complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to the Lender’s satisfaction in the exercise of its reasonable business judgment; (ii)

foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to the Lender) issued or confirmed by, and payable at, banks acceptable to the Lender having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Client Risk Accounts that remain unpaid more than ninety (90) days from invoice date; (iv) contra accounts; (v) sales to any Company or other Person affiliated with any Company or any subsidiary of any Company; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to the Lender or has a credit rating unacceptable to the Lender; (viii) with respect to Client Risk Accounts, all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date; and (ix) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed forty percent (40%) or more of all Eligible Accounts at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency, with respect to Client Risk Accounts; plus
     (c) reserves against Trade Accounts Receivable as the Lender deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Lender; plus
     (d) Trade Accounts Receivable (i) with respect to which any check or other instrument of payment has been returned uncollected for any reason; (ii) that do not comply in all material respects with the requirements of all applicable laws and regulations; and (iii) which represent a sale on a bill-and-hold, guaranteed sale, sale-and-return, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis.
Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) which is owned by the Companies, including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.
ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.
Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.
Factor Risk Accounts shall have the meaning provided in Section 4.2(b) hereof.
Fiscal Quarter shall mean, with respect to the Companies, each three (3) month period ending December 31, March 31, June 30 and September 30 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on July 1 of each year and ending on the following June 30.
Funds In Use Account shall mean the account on the Lender’s books, in the Companies’ name, in which the Companies will be charged with all Obligations under this Financing Agreement.
GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Companies modify their accounting principles and procedures as applied as of the Closing Date, the Companies shall provide to the Lender such statements of reconciliation as shall be in form and substance reasonably acceptable to the Lender.
General Intangibles shall mean all of the Companies’ present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between any Company and any licensee of any General Intangibles of any Company.
Goods shall mean all present and hereafter acquired goods (as defined in the UCC) and all proceeds thereof.
Guaranties shall mean the guaranty documents executed and delivered by the Guarantors guaranteeing the Obligations.
Guarantors shall mean (i) Bernard Chaus International (Hong Kong), Inc., a Delaware corporation, (ii) Bernard Chaus International (Korea), Inc., a Delaware corporation and (iii) Bernard Chaus International (Taiwan), Inc., a Delaware corporation.
Guide shall have the meaning provided in Section 3.5 hereof.
Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.
Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Expense shall mean the total interest obligations (paid or accrued) of the Companies determined in accordance with GAAP, on a consistent basis with the latest audited statements of the Companies.
Inventory shall mean all of the Companies’ present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods — and all proceeds thereof of whatever sort.
Investment Property shall mean all now owned and hereafter acquired investment property (as defined in the UCC) together will all stock and other equity interest in any Company’s subsidiaries and all proceeds thereof.
Issuer shall mean the financial institution issuing Letters of Credit for the Companies.
Ledger Debt shall mean any Indebtedness for goods or services purchased or obtained by the Companies from any party whose Accounts are factored or financed by Lender.
Letters of Credit shall mean all letters of credit issued with the assistance of the Lender in accordance with Section 5 hereof by the Issuer for or on behalf of the Companies.
Letter of Credit Guaranty shall mean the guaranty delivered by the Lender to the Issuer of the Companies’ reimbursement obligations under the Issuer’s reimbursement agreement, application for Letter of Credit or other like document.
Letter of Credit Guaranty Fee shall mean the fee the Lender may charge the Companies under Paragraph 8.3 of Section 8 of this Financing Agreement for: (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Companies in obtaining Letters of Credit, all pursuant to Section 5 hereof.
Letter of Credit Sub-Line shall mean the commitment of the Lender to assist the Companies in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount not to exceed $12,000,000.
Leverage Ratio shall mean the ratio determined by dividing Total Liabilities by Tangible Net Worth.
Loan Documents shall mean this Financing Agreement, the Guaranties, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with the Original Factoring and Financing Agreement and/or this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.
Loan Facility Fee shall mean the fee payable to the Lender in accordance with, and pursuant to, the provisions of Paragraph 8.8 of Section 8 of this Financing Agreement.

Minimum Factoring Fees shall have the meaning provided in Section 8.2(a) hereof.
Obligations shall mean all loans, advances and extensions of credit made or to be made by the Lender to the Companies, or to others for the Companies’ account (including, without limitation, all Revolving Loans and Letter of Credit Guaranties); any and all indebtedness and obligations which may at any time be owing by the Companies to the Lender howsoever arising, whether now in existence or incurred by the Companies from time to time hereafter; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Companies’ Collateral, assets or property or the assets or property of any other Person; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Companies are liable to the Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to the Lender by the Companies under any Loan Document, or under any other agreement or arrangement now or hereafter entered into between any Company and the Lender; indebtedness or obligations incurred by, or imposed on, the Lender as a result of environmental claims arising out of any Company’s operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; any Company’s liability to the Lender as maker or endorser of any promissory note or other instrument for the payment of money; any Company’s liability to the Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Lender may make or issue to others for such Company’s account, including any Letter of Credit Guaranty or other accommodation extended by CIT with respect to applications for Letters of Credit, the Lender’s acceptance of drafts or the Lender’s endorsement of notes or other instruments for the Companies’ account and benefit and Ledger Debt.
Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.
Original Closing Date shall have the meaning provided for such term in the Recital to this Agreement.
Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all other deposit accounts and all Investment Property; all cash and other monies and property in the possession or control of the Lender; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.
Out-of-Pocket Expenses shall mean all of the Lender’s present and future out-of-pocket expenses actually incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, but shall not be duplicative of any other fees or expenses set forth in this Agreement, without being limited to: the cost of record searches, all out-of-pocket costs and expenses incurred by the Lender in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Lender due to returned items and “insufficient funds” of deposited checks and the Lender’s standard fees relating thereto, any amounts paid by, incurred by or charged to, the Lender by the Issuer under a Letter of Credit Guaranty or the Companies’ reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and the Lender’s standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of the Lender’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.
Patents shall mean all of the Companies’ present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Companies, and all income, royalties, cash and non-cash proceeds thereof.
Period shall have the meaning provided in Section 8.2(a) hereof.
Permitted Acquisition shall mean the acquisition by a Company (whether of stock or substantially all of the assets of a business or business division as a going concern or by means of a merger or consolidation) which satisfies each of the following conditions: (i) such other Person shall operate in the same line of business as the Companies, (ii) no Default or Event of Default shall have occurred and be continuing and none shall exist after giving effect to such Permitted Acquisition, (iii) the Companies shall have furnished the Lender with ten (10) Business Days prior notice of such intended acquisition and shall have furnished the Lender with (A) a current draft of the acquisition agreement and other acquisition documents, (B) a summary of any due diligence undertaken by the Companies in connection with such acquisition subject to customary disclaimers from advisors to the Companies, (C) appropriate financial statements of the Person which is the subject of such acquisition to the extent and in the form available to the Companies, (D) pro forma projected financial statements of the Companies after giving effect to such acquisition, together with a pro forma compliance certificate with respect to the financial covenants set forth in Section 7 Paragraph 7.10 of this Financing Agreement for the following twelve (12) month period, and (E) such other information as the Lender may reasonably require (including, without limitation, discussions with management of the acquired Person and a review of its books and records), (iv) if a Company or its Subsidiary shall merge with such other Person, such Company or Subsidiary shall be the surviving party of such merger, (v) the cash portion of the purchase price for the acquisition shall be funded solely from equity contributions to the Companies and not from the proceeds of any Revolving Loans or the incurrence of any Indebtedness (other than Subordinated Debt) or from any other assets of the Companies, (vi) if such Person shall become a Subsidiary of a Company, such new Subsidiary shall, in the discretion of the Lender, either become a party hereto (pursuant to documentation in form and substance satisfactory to the Lender) or execute a guaranty in form and substance satisfactory to the Lender pursuant to which such new Subsidiary guarantees to the Lender the payment and performance of the Obligations, (vii) the Companies, and if such Person becomes a Subsidiary of a Company, such new Subsidiary, shall take such steps as are necessary to grant to the Lender, a legal, valid and enforceable first priority security interest in all of the assets (including stock) acquired in connection with such Permitted Acquisition (subject to Permitted Encumbrances),

(viii) such acquisition shall have been approved by a majority of the board of directors (or the equivalent governing body) of the Person which is the subject of such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, and (ix) after giving effect to such acquisition, the Lender shall be satisfied in its reasonable discretion that, on a pro forma basis for the twelve months following the consummation of such acquisition and after giving effect thereto, the Companies shall be in compliance with the financial performance covenants set forth in Section 7 Paragraph 7.10 of this Financing Agreement, whether or not then applicable.
Permitted Encumbrances shall mean: (a) liens existing on the date hereof on specific items of Equipment and other liens expressly permitted, or consented to in writing by the Lender; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Companies (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Companies of its business or property so encumbered and (B) in the reasonable business judgment of the Lender do not materially and adversely affect the value of such Real Estate; and (g) liens granted the Lender by the Companies; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $100,000.00 (other than liens bonded or insured to the reasonable satisfaction of the Lender); and (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Companies by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of the Lender or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof .
Permitted Indebtedness shall mean (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) the Indebtedness arising by and between a Company and another Company or a Company and a Guarantor to the extent such Guarantor is domiciled in the United States and Lender has a first priority perfect security interest on all of its assets, (f) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to the Lender or otherwise disclosed to the Lender in writing prior to the Closing Date, (g) Subordinated Debt and (h) Indebtedness of the Companies owed to the seller in any acquisition permitted hereunder constituting part of the purchase price thereof, or issued to finance any portion of the purchase price thereof.
Permitted Investments shall mean: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days from the date of acquisition thereof; (b) commercial paper maturing no more than ninety (90) days from the date issued (i) by Lender (or its holding company) or (ii) at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (c) certificates of deposit or bankers’ acceptances maturing within ninety (90) days from the date of issuance thereof issued by, or repurchase agreements backed by United States governmental securities from (i) Lender or (ii) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000 and whose debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and not subject to setoff rights in favor of such bank; and (d) United States money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.
Person shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to the Lender and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $250,000 in any Fiscal Year.
Purchase Price shall have the meaning provided in Section 3.3(a) hereof.
Real Estate shall mean the Companies’ fee interests in its real property.
Reports shall have the meaning provided in Section 4.7 hereof.
Returned Goods shall have the meaning provided in Section 4.4(a) hereof.
Revolving Credit Commitment shall mean Lender’s commitment in accordance with this Financing Agreement to make Revolving Loans.
Revolving Credit Limit shall mean $30,000,000.

Revolving Line of Credit shall mean the commitment of the Lender to make loans and advances pursuant to Section 4 of this Financing Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof to the Companies, in an aggregate amount not to exceed the Revolving Credit Limit.
Revolving Line of Credit Fee shall: (a) mean the fee due the Lender at the end of each month for the Revolving Line of Credit, and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit, and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans plus (y) the average daily balance of Letters of Credit outstanding for said month, by three-eighths of one percent (3/8%) per annum for the number of days in said month.
Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Companies by the Lender pursuant to Section 4 of this Financing Agreement.
Subordinated Debt shall mean all indebtedness of the Companies (and the notes evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to subordination agreements and/or subordination provisions of the respective debt instruments in each case in form and substance reasonably satisfactory to the Lender.
Subsidiaries shall mean the wholly-owned subsidiaries of any Company.
Tangible Net Worth shall mean at any date of determination, an amount equal to (a) the sum of (i) Total Assets excluding such other assets as are properly classified as intangible assets under GAAP plus (ii) the unamortized portion of the $4,000,000 supply premium paid to the Borrowing Agent by China Ting Group Holdings Limited pursuant to that Exclusive Supply Agreement dated July 24, 2009, as set forth on the balance sheet as current or long term deferred income, minus (b) Total Liabilities, and shall be determined in accordance with GAAP (other than with respect to clause (ii) hereof), on a consistent basis with the latest audited consolidated financial statements of Chaus and its Subsidiaries.
Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by any Company with respect to its business, operations, Collateral or otherwise.
Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited consolidated financial statements of any Company and its Subsidiaries.
Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited consolidated financial statements of any Company and its Subsidiaries.
Trade Accounts Receivable shall mean that portion of any Companies’ Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of such Company’ business.
Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.
UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the state of New York.
Waiver shall mean the Waiver to Amended and Restated Financing Agreement executed on the date hereof.
Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.
SECTION 2. Conditions Precedent.
     The obligation of the Lender to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of (in writing), on or prior to, the Closing Date, the following conditions precedent:
          (a) Financing Agreement and Other Loan Documents. The Lender shall have received copies of this Financing Agreement from each of the parties hereto, including from each of the Companies in sufficient quantities as determined by the Lender, together with copies of all Loan Documents necessary to consummate the lending arrangements contemplated by this Financing Agreement.
          (b) Officer’s Certificate - The Lender shall have received an executed Officer’s Certificate of the Companies, satisfactory in form and substance to the Lender, certifying that to the best of his or her knowledge (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Companies are in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred.
          (c) Absence of Default – Other than those waived pursuant to the Waiver Letter, no Default or Event of Default shall have occurred and be continuing and, since June 30, 2009, no material adverse change shall have occurred in the financial condition, business, assets or prospects, of the Companies and its Subsidiaries.
          (d) Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or, to the knowledge of the Companies, threatened against the Companies or the Guarantors or their assets, by any agency, division or department of any county, city, state or federal government arising out of this Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Companies or the Guarantors or their assets, which, in the opinion of the Lender, if adversely determined, could reasonably be expected to have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Companies and/or the Guarantors.

          (e) Examination & Verification; Net Availability; Projections. The Lender shall have completed and be satisfied with an updated examination and verification of the Accounts, Inventory and the books and records of the Companies, and such examination shall indicate that no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of Chaus, the Companies’ Subsidiaries or the Guarantors since March 31, 2009. It is understood that such requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of the Companies’ business and consistent with its past practice. In addition, the Companies shall have delivered to the Lender, and the Lender shall be satisfied with, balance sheet, income statement, cash flows and Availability projections for the Companies on a consolidated basis for not less than twelve (12) months following the Closing Date.
          (f) Compliance with Laws - Neither this Financing Agreement nor any of the transactions contemplated in connection herewith: (i) present any material exposure under any laws relating to bulk sales, fraudulent conveyances or similar matters, or (ii) could reasonably be expected to have a material adverse effect on any license agreement of the Companies or any of their affiliates.
          (g) Guaranties - The Guarantors shall have executed and delivered to the Lender affirmations of their guaranties, in form acceptable to the Lender.
          (h) Collateral Assignment of Licenses. Lender shall have received true and correct copies of all material licensing agreements with respect to Patents, Trademarks and other intellectual property with respect to which any Company is licensor or licensee.
          (i) Additional Documents - The Companies shall have executed and delivered to the Lender all Loan Documents necessary to consummate the factoring and lending arrangement contemplated between the Companies and the Lender.
          (j) Schedules - The Companies or their counsel shall provide the Lender with schedules of: (a) any of the Companies’ and its Subsidiaries (i) Trademarks, (ii) Patents, and (iii) Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, but only to the extent that there have been any changes to the information previously provided by the Companies in connection with the A&R Financing Agreement, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed, and (d) Permitted Liens, all of the foregoing in form and substance satisfactory to the Lender.
          (k) Outstanding Documents – The Companies shall have delivered the documents listed on Schedule 2(k) hereto.
Upon the execution of this Financing Agreement and the initial disbursement of loans hereunder, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Companies and the Lender shall otherwise agree in writing.
     2.1. Conditions to Each Extension of Credit. Subject to the terms of this Financing Agreement, including without limitation the Lender’s rights pursuant to paragraph 10.2 of Section 10 hereof, the agreement of the Lender to make any extension of credit requested to be made by it to the Companies on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties - Each of the representations and warranties made by the Companies in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representation expressly relates to an earlier date.
          (b) No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.
          (c) Borrowing Base - Except as may be otherwise agreed to from time to time by the Lender and the Companies in writing, after giving effect to the extension of credit requested to be made by the Companies on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by the Companies will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.
Each borrowing by the Companies hereunder shall constitute a representation and warranty by the Companies as of the date of such loan or advance that each of the representations, warranties are true and correct and that the Companies are not then in default under any of the covenants contained in the Financing Agreement, except as the Companies and the Lender shall otherwise agree herein or in a separate writing.
SECTION 3. Factoring
     3.1. Sale of Accounts. Each Company sells and assigns to Lender, and Lender purchases as absolute owner, all of its Accounts due from any customer as to which any of such Accounts have been credit approved by Lender pursuant to Section 3.2 below. All sales of Accounts to Lender by each Company shall be deemed to include all of its right, title and interest in and to all of its books, records and files and all other data and documents relating to Accounts.
     3.2. Credit Approval.
          (a) Each Company shall submit all of the orders arising from its sales to Lender for credit approval. Requests for credit approval for all orders must be submitted to Lender’s Credit Department via computer by either: (i) On Line Terminal Access, or (ii) Electronic Batch Transmission. If any Company is unable to submit orders via computer, then orders can be submitted over the phone, by fax or in writing. All credit decisions by Lender’s Credit Department (including approvals, declines and holds) will be sent to the Borrowing Agent daily by a Credit Decisions Report, which constitutes the official record of Lender’s credit decisions. Credit approvals will be effective only if shipment is made or services are rendered within thirty (30) days from the completion date specified in Lender’s credit approval. Credit approval of any Account may be withdrawn by Lender any time before delivery is made or services are rendered.
          (b) Lender assumes the Credit Risk on each Trade Account Receivable approved in the Credit Decision Report. “Credit Risk” means the customer’s failure to pay the

Trade Account Receivable in full when due on its longest maturity solely because of its financial inability to pay. If there is any change in the amount, terms, shipping date or delivery date for any shipment of goods or rendition of services (other than accepting returns and granting allowances as provided in section 4.5 below), the Company must submit a change of terms request to Lender, and, if such pertains to a Factor Risk Account, then Lender shall advise the Company of its decision either to retain the Credit Risk or to withdraw the credit approval. Trade Accounts Receivable on which Lender bears the Credit Risk are referred to collectively as “Factor Risk Accounts”, and individually as a “Factor Risk Account”. Trade Accounts Receivable on which any Company bears some or all of the Client Risk are referred to collectively as “Client Risk Accounts”, and individually as a “Client Risk Account”. All Trade Accounts Receivable that are not credit approved pursuant to clause (a) above or otherwise assigned to Lender hereunder shall remain the property of the applicable Company and shall not be sold to or purchased by the Lender, but shall be subject, at all times, to the security interest of the Lender granted hereunder.
          (c) Lender shall have no liability to the Company or to any person, firm or entity for declining, withholding or withdrawing credit approval on any order. If Lender declines to credit approve an order and furnish to the Company any information regarding the credit standing of that customer, such information is confidential and each Company agrees not to reveal same to the customer, its sales agent or any third party. Each Company agrees that Lender has no obligation to perform, in any respect, any contracts relating to any Trade Accounts Receivable.
     3.3. Purchase of Accounts.
          (a) Lender shall purchase the Accounts assigned hereunder for the gross amount of the respective invoices, less: factoring fees or charges, trade and cash discounts allowable to, or taken by, customers, credits, cash on account and allowances (“Purchase Price”). Lender’s purchase of such Accounts will be reflected on the Statement of Account, which Lender shall render, which will also reflect all credits and discounts made available to customers.
          (b) All payments received by Lender on the Accounts will be promptly applied to the Funds In Use Account in accordance with Paragraph 4.4(a). The amount of the Purchase Price of any Factor Risk Account which remains unpaid will be deemed collected and will be credited to the Funds In Use Account as of the earlier of the following dates:
               (i) the date of the Factor Risk Account’s longest maturity if a proceeding or petition is filed by or against the customer under any state or federal bankruptcy or insolvency law, or if a receiver or trustee is appointed for the customer; or
               (ii) the last day of the third month following the Factor Risk Account’s longest maturity date if such Factor Risk Account remains unpaid as of said date without the occurrence of any of the events specified in clause (i) above.
If any Factor Risk Account credited to any Company was not paid for any reason other than Credit Risk, as determined in Lender’s reasonable discretion, Lender shall reverse the credit and charge such Company’s account accordingly, and such Account is then deemed to be a Client Risk Account.
     3.4. Chargebacks.
          (a) Lender may at any time charge back to the Companies’ account the amount of: (i) any Factor Risk Account which is not paid in full when due for any reason other than Credit Risk as determined by Lender in its reasonable discretion; (ii) any Factor Risk Account which is not paid in full when due because of an act of God, civil strife, or war; (iii) anticipation (interest) deducted by a customer on any Account; (iv) Customer Claims; (v) any Client Risk Account which is not paid in full when due; and (vi) any Account for which there is a breach of any representation or warranty. A charge back does not constitute a reassignment of an Account; provided, however, Lender has the right in its sole discretion to reassign to any Company any Client Risk Account. Lender shall not bear the Credit Risk on any Account charged back to any Company. Lender shall immediately charge any deduction taken by a customer to the appropriate Company’s account.
          (b) Lender may at any time charge to the appropriate Company’s account the amount of: (i) payments Lender receives on Client Risk Accounts which Lender is required at any time to turnover or return (including preference claims); (ii) all remittance expenses (including incoming wire charges, currency conversion fees and stop payment fees), other than stop payment fees on Factor Risk Accounts; (iii) expenses, collection agency fees and reasonable attorneys’ fees incurred by Lender in collecting or attempting to collect any Client Risk Account or any Obligation; (iv) Lender’s fees for handling collections on Client Risk Accounts which any Company has requested Lender to process, as provided in the Guide; and (v) any loss, liability, claim or expense covered by the indemnity in the immediately following sentence. Each Company shall indemnify Lender for, and hold Lender harmless against, any loss, liability claim or expense of any kind (including attorneys’ fees and disbursements) arising from: (i) any Customer Claims, (ii) any claim for a return of any payment on or relating to any Client Risk Account, or (iii) any other matter, except for any claim for a return of any payment on or relating to any Factor Risk Account and except for a claim resulting directly from and to the extent of Lender’s gross negligence or willful misconduct. The foregoing indemnity shall survive any termination of this Agreement.
     3.5. The Client Service Guide.
          (a) The Client Service Guide, as supplemented and amended from time to time (the “Guide”) has been furnished to the Companies, and by its signature below each Company acknowledges receipt thereof. The Guide provides information on credit approval processes, accounting procedures and fees. The procedures for Electronic Batch Transmission are covered in supplemental instructions to the Guide. From time to time, Lender may provide the Companies with amendments, additions, modifications, revisions or supplements to the Guide, which will be operative for transactions between Lender and the Companies. All information and exhibits contained in the Guide, on any screen accessed by the Companies, and on any print outs, reports, statements or notices received by the Companies are, and will be, Lender’s exclusive property and are not to be disclosed to, or used by, anyone other than each

Company, its employees or its professional advisors, in whole or in part, unless Lender has consented in writing.
SECTION 4. Revolving Loans
     4.1. (a) The Lender agrees, subject to the terms and conditions of this Financing Agreement, from time to time, to make loans and advances to the Companies on a revolving basis (i.e. subject to the limitations set forth herein, the Companies may borrow, repay and re-borrow advances). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Borrowing Base or (b) the Revolving Line of Credit Limit. All requests for loans and advances must be received by an officer of the Lender no later than (i) 11:00 a.m., New York time, of the Business Day on which any loans and advances are required. The Companies hereby request, and the Lender shall, on any day on which the Lender purchases Trade Accounts Receivable from the Companies in accordance with Section 3.1, make an advance to the Companies to the extent that such advance does not cause the Revolving Loans to exceed the lesser of (a) the Borrowing Base or (b) the Revolving Line of Credit Limit.
          (b) Whenever the Companies request the Lender to make a Revolving Loan pursuant to this Section 4, it shall give the Lender notice in writing or irrevocable telephonic notice confirmed promptly in writing, specifying (A) the amount to be borrowed, and (B) the requested borrowing date (which shall be a Business Day and shall be prior to: the Anniversary Date, and if applicable, any Early Termination Date, or prior to any effective termination date of this Financing Agreement, all as further set forth herein). All requests for loans and advances must be received by an officer of the Lender no later than 11:00 a.m. New York time on any borrowing date. The procedure for Revolving Loans to be made on a requested borrowing date may be such other procedure as is mutually satisfactory to the Companies and the Lender. The Lender shall make loans and advances to the Depository Account of the Companies.
     4.2. In furtherance of the continuing purchase and assignment of and security interest in the Companies’ Accounts and security interest in the Inventory, the Companies will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to the Lender in such form and manner as the Lender may reasonably require, solely for the Lender’s convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as the Lender may reasonably request, including, without limitation, weekly schedules of Accounts and Inventory, all in form and substance satisfactory to the Lender, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as the Lender may reasonably request, and provided further that the Lender may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, upon the Lender’s reasonable request, the Companies shall provide the Lender with copies of agreements with, or purchase orders from, the Companies’ customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as the Lender may reasonably require. Failure to provide the Lender with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Companies hereby authorize the Lender to regard the Companies’ printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Companies’ authorized officers or agents.
     4.3. Each Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to its customers, made by such Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of such Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of such Company; and the customers of such Company has accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes, allowances and other matters arising in the ordinary course of business with respect to which such Company has complied with the notification requirements of Paragraph 4.5 of this Section 4 (if applicable). Each Company confirms to the Lender that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Companies when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. Each Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other Person (excluding Guarantors), including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of such Company, except as it may otherwise report in writing to the Lender pursuant to Paragraph 4.5 hereof from time to time. Each Company warrants and represents that it is a duly and validly existing corporation or limited liability company, as applicable, and is qualified in all states where the failure to so qualify would have an adverse effect on the business of such Company or the ability of such Company to enforce collection of Accounts due from customers residing in that state. Each Company agrees to maintain such books and records regarding Accounts and Inventory as the Lender may reasonably require and agrees that the books and records of each Company will reflect the Lender’s interest in the Accounts and Inventory. All of the books and records of each Company will be available to the Lender during normal business hours, including any records handled or maintained for the Companies by any other company or entity.
     4.4. (a) With respect to each Trade Account Receivable purchased hereunder, each Company agrees to place a notice (in form and content acceptable to Lender) on each invoice and invoice equivalent that such Trade Account Receivable evidenced thereby is sold, assigned and payable only to Lender, and to take all necessary steps so that payments and remittance information are directed to Lender. As owners of such Trade Accounts Receivable, Lender has the right to: (a) bring suit, or otherwise enforce collection, in the Companies’ name or its own; (b) modify the terms of payment, (c) settle, compromise or release, in whole or in part, any amounts owing, and (d) issue credits in the Companies’ name or its own. To the extent applicable, each Company waives any and all claims and defenses based on suretyship. If moneys are due and owing from a customer for both Factor Risk Accounts and Client Risk Accounts, each Company agrees that any payments or recoveries received on such Accounts may be applied first to reduce Lender’s liability to the Companies on any Factor Risk Accounts. Once a Company has granted or issued a discount, credit or allowance on any Account, such

Company has no further interest therein. Upon Lender’s written notice, the Companies will, at their expense, comply with Lender’s instructions relative to any and all returned, rejected, reclaimed or repossessed inventory (“Returned Goods”). Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Companies with respect to any Collateral, including Accounts, shall be held by the Companies in trust for the Lender, separate from the Companies’ own property and funds, and promptly turned over to the Lender with proper assignments or endorsements by deposit to the Depository Accounts. Each Company shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its customers to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of the Lender’s ownership and/or security interest in such funds. The Companies shall provide the Lender with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. All amounts received by the Lender in payment of Accounts will be credited to the Funds In Use Account when the Lender is advised by its bank of its receipt of such payment at the Lender’s bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 p.m. EST. However, the Companies’ Funds In Use Account will be charged monthly with the cost of * * * additional Business Days on all such Collections at the interest rate (based upon the Base Rate) applicable to Revolving Loans. No checks, drafts or other instrument received by the Lender shall constitute final payment to the Lender unless and until such instruments have actually been collected; provided, that upon receipt of any such check, draft or other instrument, Lender shall promptly negotiate such instrument.
          (b) The Companies shall, on or before October 31, 2009 and otherwise at the direction of Lender, establish and maintain, in their name and at their expense, lockbox accounts, dominion accounts or deposit accounts with such banks as are reasonably acceptable to the Lender (collectively the “Blocked Accounts”) into which the Companies shall promptly cause to be deposited: (i) all proceeds of Collateral received by the Companies, including all amounts payable to the Companies from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Companies at each of their locations, all as further provided in Paragraph 4.4(a) above. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to the Lender (the “Blocked Account Agreements”), providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of the Lender, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Lender may from time to time designate for such purpose. The Companies hereby confirm and agree that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Lender, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of the Lender.
     4.5. Each Company agrees to notify the Lender: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all Customer Claims and of any adverse effect in the value of its Inventory, in its weekly and monthly collateral reports (as applicable) provided to the Lender hereunder, in such detail and format as the Lender may reasonably require from time to time and (b) promptly of any such matters which are material, as a whole, to the Accounts and/or the Inventory. Each Company agrees to issue credit memoranda promptly (with duplicates to the Lender) upon accepting returns. Each Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by such Company, marked with the Lender’s name and held by such Company for the Lender’s account. Lender shall cooperate with each Company in the adjustment of Customer Claims, but retains the right to adjust Customer Claims on Factor Risk Accounts directly with customers, upon such terms as Lender, in its sole discretion may deem advisable.
     4.6. (a) The Companies have informed the Lender that: (i) in order to increase the efficiency and productivity of the Companies, the Borrowing Agent has established a centralized cash management system for the Companies that entails, in part, central disbursement and operating accounts in which the Borrowing Agent provides the working capital needs of each of the other Companies and manages and timely pays the accounts payable of each of the other Companies; (ii) the Borrowing Agent further enhances the operating efficiencies of the other Companies by purchasing, or causing to be purchased, in the Borrowing Agent’s name for its account, all or substantially all materials, supplies, inventory and services required by the other Companies, resulting in a reduction in operating costs of the other Companies; and (iii) all of the Companies presently engage in an integrated operation that requires financing on an integrated basis, and each Company expects to benefit from the continued successful performance of such integrated operations. Therefore, in order to best utilize the borrowing powers of the Companies in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of Companies and the existing back-office practices of the Companies, the Companies have requested that all Revolving Loans and other advances be disbursed solely upon the request of the Borrowing Agent and to bank accounts managed solely by the Borrowing Agent.
          (b) The Lender shall maintain a Funds In Use Account on its books in which the Companies will be charged with all loans and advances made by the Lender to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Lender may incur in connection with the exercise by or for the Lender of any of the rights or powers herein conferred upon the Lender, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of the Lender in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Companies. The Companies will be credited with all amounts received by the Lender from the Companies or from others for the Companies’ account, including, as above set forth, all amounts received by the Lender in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Companies be a prerequisite to the Lender’s right to demand payment of any Obligation. Further, it is understood that the Lender shall have no obligation whatsoever to perform in any respect any of the Companies’ contracts or obligations relating to the Accounts.
     4.7. After the end of each month, the Lender shall promptly send the Companies a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lender and the Companies during that month. In addition, on a monthly basis, Lender shall make available to the Borrowing Agent certain reports reflecting Accounts purchased, Revolving Loans made, if any, fees and charges and all other financial transactions between Lender and the Companies during the applicable period (“Reports”). The Reports that shall be made available to Borrowing Agent include a Statement of Account reflecting transactions in three sections: an accounts receivable account (the “Accounts Receivable”), a client position account (the “Client Position Account”) and the Funds In Use Account. Absent manifest error, the monthly statements and the Reports shall be deemed correct and binding upon the Companies and shall constitute an account stated between the Companies and the Lender unless the Lender receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.
     4.8. In the event that any requested advance exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Revolving Line of Credit, any such nonconsensual overadvance shall be due and payable to the Lender immediately upon the Lender’s demand therefor.
     4.9. Access to CIT’s System. CIT shall provide to the Companies access to CIT’s System during normal business hours, subject to CIT’s normal charges and rates, for the purposes of (i) obtaining information regarding loan balances and Availability, and (ii) if permitted by CIT, making requests for Revolving Loans and submitting Borrowing Base Certificates. Such access shall be subject to the following terms, in additional to all terms set forth on the website for CIT’s System;
          (a) CIT shall provide to the Companies an initial password for secured access to CIT’s System. The Companies shall provide CIT with a list of officers and employees that are authorized from time to time to access CIT’s System, and the Companies agree to limit access to the password and CIT’s System to such authorized officers and employees. After the initial access, the Companies shall be solely responsible for (i) changing and maintaining the integrity of the Companies’ password and (ii) any unauthorized use of the Companies’ password or CIT’s System by the Companies’ officers and employees.
          (b) The Companies shall use CIT’s System and the Companies’ information thereon solely for the purposes permitted above, and shall not access CIT’s System for the benefit of third parties or provide any information obtained from CIT’s System to third parties, CIT makes no representation that loan balance or Availability information is or will be available, accurate, complete, correct or current at all times. CIT’s System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT’s System, or for other reasons, and in any such event the Companies must obtain loan balance and Availability information, and (if permitted by CIT) make requests for revolving Loans and submit Borrowing Base Certificates using other available means.
SECTION 5. Letters of Credit
     In order to assist the Companies in establishing or opening Letters of Credit with an Issuer, the Companies have requested the Lender, to join in the applications for such Letters of

Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending the Lender’s credit to the Companies and the Lender has agreed to do so. These arrangements shall be handled by the Lender subject to the terms and conditions set forth below.
     5.1. Within the Revolving Line of Credit and Availability, the Lender shall assist the Companies in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line, provided, however, the aggregate face amount of outstanding standby Letters of Credit shall not exceed $750,000. The Lender’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Lender’s sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Lender, the Issuer and the Companies, provided that Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers.
     5.2. The Lender shall have the right, without notice to any Company, to charge the Companies’ Funds In Use Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Lender under the Letters of Credit Guaranty at the earlier of (a) payment by the Lender under the Letters of Credit Guaranty; or (b) the occurrence of an Event of Default which has not been waived in writing by the Lender. Any amount charged to Companies’ Funds In Use Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of Section 8 of this Financing Agreement.
     5.3. Each Company unconditionally indemnifies the Lender and holds the Lender harmless from any and all loss, claim or liability incurred by the Lender arising from any transactions or occurrences relating to Letters of Credit established or opened for the Companies’ account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuer, other than for any such loss, claim or liability and/or the Lender under the Letters of Credit Guaranty. This indemnity shall survive termination of this Financing Agreement. Each Company agrees that any charges incurred by the Lender for the Companies’ account by the Issuer in respect of Letters of Credit, absent manifest error, shall be conclusive on the Lender and may be charged to the Companies’ Funds In Use Account.
     5.4. The Lender shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and any Company.

     5.5. Each Company agrees that any action taken by the Lender, if taken in good faith, or any action taken by any Issuer, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on each Company and shall not result in any liability whatsoever of the Lender to any Company. In furtherance thereof, the Lender shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the Lender’s sole name. The Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Lender, all without any notice to or any consent from the Companies. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Companies’ instructions with respect thereto, the Lender may exercise its rights hereunder in its sole and reasonable judgment. In addition, without the Lender’s express consent and endorsement in writing, each Company agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by the Lender, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.
     5.6. Each Company agrees that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with in all material respects; and (c) any certificates in that regard that the Lender may at any time request will be promptly furnished. In connection herewith, each Company warrants and represents that all shipments made under any such Letters of Credit are in accordance in all material respects with the laws and regulations of the countries in which the shipments originate and terminate. Each Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies in respect of such Company’s business operations. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision relating to the Collateral, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies’ risk, liability and responsibility.
     5.7. Upon any payments made to the Issuer under the Letter of Credit Guaranty, the Lender shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Companies to the Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Lender and apply in all respects to the Lender and shall be in addition to any rights, remedies, duties or obligations contained herein.
SECTION 6. Collateral
     6.1. As security for the prompt payment in full of all Obligations, including all renewals, extensions, restructuring and refinancings of any or all of the Obligations, each Company hereby ratifies and reaffirms its grant pursuant to the Original Factoring and Financing Agreements and hereby further pledges and grants to the Lender, a continuing general lien upon, and security interest in all of the Collateral.
     6.2. The security interests granted hereunder shall extend and attach to:
          (a) All Collateral which is owned by any Company or in which any Company has any ownership interest, whether held by such Company or others for its account;
          (b) All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and
          (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either the Lender or any Company from such Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by any Company, or to the sale, promotion or shipment thereof.
     6.3. Each Company agrees to safeguard, protect and hold all Inventory for the Lender’s account and make no disposition thereof except in the ordinary course of its business of such Company, as herein provided. Each Company represents and warrants that Inventory will be sold and shipped by such Company to its customers only in the ordinary course of such Company’s business, and then only on open account and on terms currently being extended by such Company to its customers, provided that, absent the prior written consent of the Lender, no Company shall sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Each Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for the Lender, pending delivery to the Lender.
     6.4. Each Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. Each Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to the Lender’s security interest. Absent the Lender’s prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Companies in the ordinary course of business and as set forth herein. Each Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment provided, however, that: (a) the then value of the Equipment so disposed of in any Fiscal Year does not exceed $100,000 in the aggregate; and (b) the proceeds of any such sales or dispositions shall be held in trust by such Company for the Lender and shall be immediately delivered to the Lender by deposit to the Depository Account, except that the Companies may retain and use such proceeds to purchase forthwith replacement Equipment which the Companies determine in their reasonable business judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by the Lender. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.
     6.5. The rights and security interests granted to the Lender hereunder are to continue in full force and effect, notwithstanding the fact that the Funds In Use Account may from time to time be temporarily in a credit position, until the final payment in full to the Lender of all Obligations other than contingent Obligations as to which no claim has been made and the termination of this Financing Agreement. Any delay, or omission by the Lender to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Lender. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.
     6.6. Notwithstanding the Lender’s security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other Person, the Lender shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Lender’s rights hereunder.
     6.7. Any balances to the credit of the Companies and any other property or assets of the Companies in the possession or control of the Lender may be held by the Lender as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest the Lender may have in any other assets of the Companies, shall secure payment and performance of all now existing and future Obligations. The Lender may, in its discretion, charge any or all of the Obligations to the Funds In Use Account when due.

     6.8. The Companies possess all General Intangibles and rights thereto necessary to conduct their business substantially as conducted as of the Closing Date and the Companies shall maintain their rights in, and the value of, the foregoing in the ordinary course of their business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Companies shall deliver to the Lender, and/or shall cause the appropriate party to deliver to the Lender, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Companies and their Subsidiaries as the Lender shall require to obtain valid first liens thereon. In furtherance of the foregoing, the Companies shall provide timely notice to the Lender of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Companies shall execute such documentation as the Lender may reasonably require to obtain and perfect its lien thereon. The Companies hereby confirm that they shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to the Lender in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for the Lender. Except as set forth on Schedule 6.8 hereof, each Company hereby irrevocably grants to the Lender a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing to the extent such Company is permitted to do so, for the sole purpose, upon the occurrence and during the continuance of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of the Lender’s lien and perfection in any General Intangibles.
     6.9. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents. To the extent any of the Loan Documents is not otherwise amended and/or amended and restated on the Closing Date, or specifically terminated, each of the Companies party thereto hereby ratifies, confirms and acknowledges each of representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents as of the Closing Date.
SECTION 7. Representations, Warranties and Covenants
     7.1. The Companies hereby warrant, represent and covenant that: (a) the fair value of the Total Assets exceeds the book value of the Total Liabilities; (b) the Companies are generally able to pay their debts as they become due and payable; and (c) the Companies do not have unreasonably small capital to carry on their business as it is currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Companies furnished to the Lender present fairly, in all material respects, the financial condition of the Companies as of the date of such financial statements. The Companies further warrant and represent that: (i) Schedule 1 hereto correctly and completely sets forth the Companies’ (A) chief executive office,

(B) Collateral locations, (C) tradenames, and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1, this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Companies are, or will be, at the time additional Collateral is acquired by them, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Companies will, at their expense, forever warrant and, at the Lender’s request, defend the same from any and all claims and demands of any other Person other than a holder of a Permitted Encumbrance; (v) the Companies will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other Person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Companies; and (vi) the Equipment is and will only be used by the Companies in their business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Companies except as otherwise permitted in this Financing Agreement.
     7.2. Each Company agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as Lender shall reasonably require. The Companies agree that the Lender or its agents, may enter upon the Companies’ premises at any time during normal business hours, and from time to time in its reasonable business judgment, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Companies agree to afford the Lender thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to the Lender. The Companies are also to advise the Lender promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to the Lender therein.
     7.3. The Companies agree to: execute and deliver to the Lender, from time to time, solely for the Lender’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Lender may reasonably require, designating, identifying or describing the Collateral. The Companies’ failure, however, to promptly give the Lender such statements, or schedules shall not affect, diminish, modify or otherwise limit the Lender’s and/or the Lender’s security interests in the Collateral.
     7.4. The Companies agree to comply in all material respects with the requirements of all state and federal laws in order to grant to the Lender valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. The Lender is hereby authorized by the Companies to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral. Each Company hereby consent to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by the Lender. The Companies agree to do whatever the Lender may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with the Lender’s agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to the Lender’s possession; and (e) performing such further acts as the Lender may reasonably require in order to effect the purposes of this Financing Agreement, including but not limited to obtaining control agreements with respect to deposit accounts and/or Investment Property.
     7.5. (a) The Companies agree to maintain insurance on its Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Lender. All policies covering the Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, to be made payable to the Lender, in case of loss, under a standard non-contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Lender may require to fully protect the Lender’s interest in the Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to the Lender, premium prepaid, with the loss payable endorsement in the Lender’s favor, and shall provide for not less than thirty (30) days prior written notice to the Lender of the exercise of any right of cancellation. At the Companies’ request, or if the Companies fail to maintain such insurance, the Lender may arrange for such insurance, but at the Companies’ expense and without any responsibility on the Lender’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by the Lender, the Lender shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, have the sole right, and at its option, in the name of the Lender or the Companies, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
          (b) (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall be applied to the Obligations in such order as the Lender may elect;
               (ii) In the event any part of the Companies’ Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000.00, the Lender shall promptly apply such Proceeds to reduce the Companies’ outstanding balance in the Funds In Use Account. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as the Lender may elect;
               (iii) Absent the occurrence of an Event of Default (which has not been waived in writing by the Lender), and provided that (x) the Companies have sufficient business interruption insurance to replace the lost profits of any of the Companies’ facilities, and (y) the Insurance Proceeds are in excess of $100,000.00, the Companies may elect (by delivering written notice to the Lender) to replace, repair or restore such Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Companies do not, or cannot, elect to use the Insurance Proceeds as set forth above, the Lender may, subject to the rights of any holders of Permitted Encumbrances holding claims senior to the Lender, apply the

Insurance Proceeds to the payment of the Obligations in such manner and in such order as the Lender may reasonably elect; and
               (iv) If the Companies elect to use the Insurance Proceeds for the repair, replacement or restoration of any Equipment, and there is then no Event of Default, (x) Insurance Proceeds for any loss in excess of $100,000.00 on Equipment and/or Real Estate will be applied to the reduction of the Revolving Loans and (y) the Lender may set up an Availability Reserve for an amount equal to said Insurance Proceeds. The Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and disbursements in connection therewith.
          (c) In the event the Companies fail to provide the Lender with timely evidence, acceptable to the Lender, of its maintenance of insurance coverage required pursuant to paragraph 7.5(a) above, the Lender may purchase, at the Companies’ expense, insurance to protect the Lender’s interests in the Collateral. The insurance acquired by the Lender may, but need not, protect the Companies’ interest in the Collateral, and therefore such insurance may not pay claims which the Companies may have with respect to the Collateral or pay any claim which may be made against the Companies in connection with the Collateral. In the event the Lender purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Companies shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Base Rate for Revolving Loans set forth in paragraph 8.1 of Section 8 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Lender may charge all of such premiums, fees, costs, interest and other charges to the Companies’ Funds In Use Account. The Companies hereby acknowledge that the costs of the premiums of any insurance acquired by the Lender may exceed the costs of insurance which the Companies may be able to purchase on its own. In the event that the Lender purchases such insurance, the Lender will notify the Companies of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days after the date of such notice, the Companies provides the Lender with proof that the Companies had the insurance coverage required pursuant to 7.5(a) above (in form and substance satisfactory to the Lender) as of the date on which the Lender purchased insurance and the Companies continued at all times to have such insurance, then the Lender agrees to cancel the insurance purchased by the Lender and credit the Companies’ Funds In Use Account with the amount of all costs, interest and other charges associated with any insurance purchased by the Lender, including with any amounts previously charged to the Funds In Use Account.
     7.6. The Companies agree to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Companies or the Collateral unless such Taxes are being diligently contested in good faith by the Companies by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in the Lender’s reasonable opinion might create a valid obligation having priority over the rights granted to the Lender herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Companies shall immediately pay such tax and remove the lien of record. If the Companies fail to do so promptly, then at the Lender’s election, the Lender may (i) create an Availability

Reserve in such amount as it may deem appropriate in its business judgment, or (ii) upon the occurrence and during the continuance of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Companies’ behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.
     7.7. The Companies: (a) agree to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Companies, provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in the Lender’s reasonable opinion, materially and adversely effect the Lender’s rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Companies; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Companies promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Companies’ receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.
     7.8. Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder other than contingent Obligations as to which no claims have been made, the Companies agree that, unless the Lender shall have otherwise consented in writing, the Companies will furnish to the Lender: (a) within ninety (90) days after the end of each Fiscal Year of the Companies or within one hundred and five (105) days after the end of a Fiscal Year if the Companies shall have filed for an extension with the Securities Exchange Commission under Rule 12b-25 (or comparable rule) of the rules and regulations adopted under the Securities Act of 1934, as amended (an “Extension”), an audited Consolidated Balance Sheet, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Chaus and its Subsidiaries for such year, audited by independent public accountants selected by the Companies and satisfactory to the Lender; (b) within forty-five (45) days after the end of each Fiscal Quarter if no Extension has been filed, or within fifty (50) days after the end of each Fiscal Quarter if an Extension has been filed, a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Chaus and its Subsidiaries, certified by an authorized financial or accounting officer of the Borrowing Agent; (c) within thirty (30) days after the end of each month of such month is not also a month at the end of a Fiscal Quarter and within forty-five (45) days after the end of each month if such month is also a month at the end of a Fiscal Quarter, a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Companies and all Subsidiaries for such period, certified by an authorized financial or accounting officer of the Borrowing Agent; (d) within sixty (60) days prior to the beginning of the Companies’ fiscal year, a month by month projected operating budget and annual cash flow projections for such Fiscal Year in form reasonably satisfactory to Lender, (e) from time to time, such further information regarding the business affairs and financial condition of the Chaus and its Subsidiaries as the Lender may reasonably request, including, without limitation the accountant’s management practice letter and (ii) annual cash flow projections in form satisfactory to the Lender, (f) on the 7th day of each month (but more frequently upon Lender’s reasonable request), a Borrowing Base Certificate, certified by the treasurer or chief financial officer of the Borrowing Agent (or any other authorized officer satisfactory to Lender), together with such confirmatory schedules of Trade Accounts Receivable and Inventory (including a detailed ageing of all Trade Accounts Receivable which are not purchased hereunder and otherwise in form and substance satisfactory to Lender) as Lender reasonably may request and (g) at least once each week (but more frequently upon Lender’s reasonable request), a summary of Trade Accounts Receivable which are not purchased hereunder and Inventory (containing such detail from the Companies’ perpetual inventory as Lender may require) as of the last Business Day of the preceding week, together with information sufficient to allow Lender to update the amount and value of Inventory. CIT, in its sole discretion, may permit the Companies to access CIT’s System for the purpose (in addition to those set forth elsewhere in this Agreement) of completing and submitting Borrowing Base Certificates when required hereunder. Each financial statement which the Companies are required to submit hereunder must be accompanied by an officer’s certificate, signed by the President, Vice President, Controller, Chief Financial Officer or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly present(s) in all material respects the Companies’ financial condition as of the end of any particular accounting period, as well as the Companies’ operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer’s certificate; (B) the Companies have not received any notice of cancellation with respect to its property insurance policies; (C) the Companies have not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Financing Agreement.
     7.9. Until termination of the Financing Agreement and payment and satisfaction of all Obligations hereunder other than contingent Obligations as to which no claims have been made, the Companies agree that, without the prior written consent of the Lender, except as otherwise herein provided, the Companies will not:
          (a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Companies’ Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;
          (b) Incur or create any Indebtedness other than the Permitted Indebtedness;

          (c) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) either all or substantially all of the Companies’ assets, which do not constitute Collateral;
          (d) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Companies, except that the Companies may change their corporate name or address; provided that: (i) the Companies shall give the Lender thirty (30) days prior written notice thereof and (ii) the Companies shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by the Lender to confirm the continuation and preservation of all security interests and liens granted to the Lender hereunder;
          (e) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (ii) with respect to the obligations of Chaus as co-obligor with CS Acquisition under that certain Assignment and Assumption Agreement dated as of January 1, 2004 among CS Acquisition, Chaus and Adler Holdings II, LLC.
          (f) Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding;
          (g) (i) Create any new subsidiary, (ii) make any advance (other than advances for expenses in the ordinary course of business) or loan to, or any investment in, any Person or other entity or (iii) acquire all or substantially all of the stock or assets of any Person or other entity in each case other than (A) intercompany loans among Chaus, Danielle Acquisition and/or CS Acquisition which otherwise constitute Permitted Indebtedness, (B) a Permitted Acquisition or (C) a Permitted Investment; or
          (h) (i) Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other Person that is an affiliate of the Company, any Guarantor or any subsidiary of the Companies, unless (x) such transaction otherwise complies with the provisions of this Agreement, (y) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Companies, any Guarantor or any subsidiary of the Companies, as the case may be, and upon fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (z) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction; provided, however, any Company or any Guarantor domiciled in the United States (a “Domestic Guarantor”) may enter into affiliate transactions with another Company or Domestic Guarantor so long as no Default or Event of Default shall have occurred and remain outstanding, and (ii) pay any management, consulting or other similar fees to any Person affiliated with the Companies other than compensation arrangements made on an arm’s-length basis and approved by the Compensation Committee of the Companies; or

          (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable subordination agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof.
     7.10. Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder other than contingent Obligations as to which no claim has been made, the Companies shall comply with the following financial covenants:
          (a) maintain at the end of each Fiscal Quarter ending below a Tangible Net Worth of not less than the amount set forth below for the applicable period:

Fiscal Quarter	Tangible Net Worth
September 30, 2009	$2,025,000
December 31, 2009	$752,000
March 31, 2010	$3,514,000
June 30, 2010	$4,200,000
September 30, 2010	$4,450,000
December 31, 2010	$4,700,000
March 31, 2011	$4,950,000
June 30, 2011	$5,200,000
September 30, 2011 and the last day of each Fiscal Quarter ended thereafter	$5,450,000
          (b) maintain EBITDA of at least the amounts set forth below for any test period ending on the last day of each Fiscal Quarter set forth below:

Fiscal Quarter	EBITDA
3 months ending September 30, 2009	$(625,000)
6 months ending December 31, 2009	$(1,786,000)
9 months ending March 31, 2010	$2,068,000
12 months ending June 30, 2010	$3,198,000
3 months ending September 30, 2010 and for the 3 months ending on each September 30 thereafter	$500,000
6 months ending December 31, 2010 and for the 6 months ending each December 31 thereafter	$1,000,000
9 months ending March 31, 2011 and for the 9 months ending each March 31 thereafter	$1,500,000
12 months ending June 30, 2011 and for the 12 months ending each June 30 thereafter	$2,000,000

          (c) maintain at the end of each Fiscal Quarter set forth below a Leverage Ratio of not more than the ratio set forth below for the applicable period:

Fiscal Quarter	Ratio
September 30, 2009	11.40 to 1.0
December 31, 2009	25.20 to 1.0
March 31, 2010	7.80 to 1.0
June 30, 2010	3.75 to 1.0
September 30, 2010	6.00 to 1.0
December 31, 2010	6.00 to 1.0
March 31, 2011	6.00 to 1.0
June 30, 2011	6.00 to 1.0
September 30, 2011 and the last day of each Fiscal Quarter ended thereafter	6.00 to 1.0
          (d) without the prior written consent of the Lender, the Companies will not:
               (i) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases of the Companies during any Fiscal Year would exceed $3,750,000.
               (ii) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures in the aggregate amount in excess of $1,000,000 (whether subject to a security interest or otherwise) during any Fiscal Year.
     7.11. The Companies agree to advise the Lender in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Companies’ working capital; and (b) to the extent such liability would have a material adverse effect on any Company, any notices the Companies receive from any local, state or federal authority advising the Companies of any environmental liability (real or potential) stemming from the Companies’ operations, their premises, their waste disposal practices, or waste disposal sites used by the Companies and to provide the Lender with copies of all such notices if so required.
     7.12. The Companies hereby agree to indemnify and hold harmless the Lender and its officers, directors, employees, attorneys and agents (each an “Indemnified Party”) from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including reasonable attorney’s fees) and any payments made by the Lender pursuant to any indemnity provided by the Lender with respect to or to which any Indemnified Party is subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith, and (b) any and all claims or expenses asserted against the Lender as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from the Companies’ operations (including, but not limited to, the Companies’ off-site disposal practices) and use of the Real Estate, which the Lender may sustain or incur (other than solely as a result of the physical actions of the Lender on the Companies’ premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such Person or otherwise, except and to the extent that the same results solely from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Companies hereby agree that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. The Lender may, in its sole business judgment, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.
     7.13. Without the prior written consent of Lender, each Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any affiliate of any Company (other than a wholly-owned Subsidiary of the Companies), provided that, except as otherwise set forth in this Financing Agreement, the Companies may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Companies, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Companies than the Companies could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.
     7.14. Each Company hereby (a) represents that Chaus Specialists, Inc. is an inactive corporation and has no material assets (the “Inactive Subsidiary”), and (b) agrees to dissolve the corporate existence of the Inactive Subsidiary by not later than December 31, 2008. Each Company further represents and warrants that Chaus Retail, Inc. has been dissolved.
     7.15. The Companies shall maintain life insurance on Josephine Chaus (the “JC Life Insurance Policy”) in the amount of not less than $10,000,000 and shall assign the JC Life Insurance Policy to the Lender (in form and substance satisfactory to the Lender) all rights under the Life Insurance Policy as additional collateral for the Obligations (the “JC Life Insurance Assignments”). In the event of a collection upon the life insurance policy, the proceeds thereof up to $10,000,000 shall be applied to the Obligations in such order as Lender shall determine in its reasonable discretion. Should the Lender collect more than $10,000,000 with respect to the

JC Insurance Policy, the Lender shall return to the Companies that portion of the proceeds which exceeds $10,000,000.
     7.16. From time to time upon the request of Lender, which, if no default or Event of Default shall have occurred and be continuing, shall be limited to once per year, the Companies agree to permit Lender to perform appraisals of the Companies’ Inventory, Equipment, Intellectual Property and Real Estate covered by a mortgage or deed of trust in favor of Lender. The Companies agree to reimburse Lender for the costs and expenses relating to all such appraisals. All appraisals shall be performed by qualified appraisers selected by Lender. To the extent that the Companies are required by this Section 7.16 to reimburse Lender for Lender’s costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.
     7.17. The Companies: (i) are familiar with all applicable Anti-Terrorism Laws; (ii) acknowledges that its transactions are subject to applicable Anti-Terrorism Laws; (iii) will comply in all material respects with all applicable Anti-Terrorism Laws, including, if appropriate, the USA Patriot Act; (iv) acknowledges that CIT’s performance hereunder is also subject to CIT’s compliance with all applicable Anti-Terrorism Laws, including the USA Patriot Act; (v) and, to the Companies’ knowledge, their affiliates are not Blocked Persons; (vi) acknowledges that CIT will not conduct business with any Blocked Person; (vii) will not (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law; (viii) shall provide to CIT all such information about the Companies’ ownership, officers, directors, business structure and, to the extent not prohibited by applicable law or agreement, customers, as CIT may reasonably require; and (ix) will take such other action as CIT may reasonably request in connection with its obligations described in clause (iv) above.
     7.18. To the extent not received by the Lender prior to the Closing Date, the Companies shall use commercially reasonable efforts to obtain licensor consent letters from each licensor listed on Schedule 7.18, each in form and substance satisfactory to Lender. In the event that any such licensor consent is not obtained, the Lender may, at its option, reserve up to the gross amount of the Companies’ Inventory related to such unobtained licensor consent; provided, however notwithstanding the foregoing Lender shall not increase its reserve with respect to Inventory subject to the Kenneth Cole Productions (KIC), Inc. (“Kenneth Cole”) license so long a satisfactory licensor consent letter from Kenneth Cole in favor of Lender remains in place.
SECTION 8. Interest, Fees and Expenses
     8.1. (a) Interest on the Revolving Loans shall be payable monthly as of the end of each month at a rate equal to the sum of the Base Rate plus the Applicable Margin per annum on the average of the net balances owing by the Companies to the Lender in the Funds In Use Account at the close of each day during such month. Any change in the rate of interest hereunder due to a change in the Base Rate will take effect as of the first of the month following such change in the JPMorgan Chase Prime Rate. The rate hereunder for Base Rate Loans shall be calculated based on a 360-day year. The Lender shall be entitled to charge the Companies’ Funds In Use Account at the rate provided for herein when due until all Obligations have been paid in full.
          (b) Upon and after the occurrence and during the continuance of an Event of Default and the giving of any required notice by the Lender in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.
     8.2. Factoring Fees and Other Charges.
          (a) The Companies agree to pay Lender a factoring fee or charge of (a) * * *, (b) * * * and (c) * * *. In addition, the Companies agree to pay a fee of one quarter of one percent (1/4 of 1%) of the gross face amount of each Account for each thirty (30) day period or part thereof by which the longest terms of sale applicable to such Account exceed sixty (60) days (whether as originally stated or as a result of a change of terms requested by any Company or the customer). For Accounts arising from sales to customers located outside the fifty states of the United States of America and Puerto Rico (* * *), the Companies agree to pay us * * * of all such Accounts. All factoring fees or charges are due and charged to the Companies’ account upon Lender’s purchase of the underlying Account. Commencing on the date occurring on the first day of the next month hereafter, the actual factoring fees or charges paid to Lender by each Company on a combined basis during any Contract Year (as hereinafter defined) or part thereof (“Period”) shall be no less than $* * * (“Minimum Factoring Fees”); provided, however, in the event Lender voluntarily terminates this Agreement other than upon the occurrence of an Event of Default or the termination of this Agreement in accordance with its terms, the Minimum Factoring Fee for such Contract Year shall be prorated based on the number of days elapsed during such Contract Year to the effective date of such termination . “Contract Year” shall mean the twelve-month period ending on September 18, 2009 and each September 18 thereafter.
          (b) The Companies agree to pay the Lender’s fees (as more fully set forth in the Guide) including fees for: (a) special reports prepared by the Companies at Lender’s request; (b) wire transfers; (c) handling change of terms requests relating to Accounts; and (d) the Companies’ usage of Lender’s on-line computer services and in addition Lender’s fees for: (i) each new customer set-up on its customer accounts receivable data base and each new customer relationship established for any of the Companies; (ii) crediting the Companies’ account with proceeds of non-factored invoices received by Lender; and (iii) charge backs of invoices factored with Lender that were paid directly to any Company. All such fees will be charged to the Companies’ account when incurred. Lender may change its fees from time to time upon notice to Borrowing Agent; however, any failure to give such notice does not constitute a breach of this Agreement and does not impair Lender’s ability to institute any such change.
     8.3. In consideration of the Letter of Credit Guaranty of the Lender, the Companies shall pay the Lender the Letter of Credit Guaranty Fee which shall be an amount equal to (a) one-quarter of one percent (1/4%) on the face amount of each documentary Letter of Credit payable upon issuance thereof, (b) one-quarter of one percent (1/4%) on the average daily face amount of each documentary Letter of Credit, payable monthly in arrears on the first day of each month and calculated on the basis of a 360 day year for the actual number of days elapsed and (c) five percent (5%) per annum, to be paid on a monthly basis, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.
     8.4. Any and all charges, fees, commissions, costs and expenses charged to the Lender for the Companies’ account by any Issuer in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Funds In Use Account in full when charged to, or paid by the Lender, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuer shall be conclusive on the Lender.
     8.5. The Companies shall reimburse or pay the Lender, as the case may be, for all Out-of-Pocket Expenses, including without limitation, any Out-of-Pocket Expenses in connection with the preparation, negotiation, execution and delivery of this Financing Agreement.
     8.6. On the first day of each month, the Companies agree to pay to Lender the Revolving Line of Credit Fee in arrears. Such Revolving Line of Credit Fee shall be calculated bared on a 360-day year and actual days elapsed.
     8.7. On the first day of each month, interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof shall be charged for the aggregate number of Collection Days for all deposits during the immediately preceding month. For purposes hereof, “Collection Days” shall mean a period of * * * Business Days after the deposit of proceeds of Collateral or other monies into CIT’s Bank Account.
     8.8. (Reserved).
     8.9. The Companies shall pay (i) Lender’s standard fees for the use of CIT’s in-house legal department and facilities relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Agreement, the Collateral and/or the Obligations, (ii) Lender’s standard charges for each wire transfer made by Lender to or for the benefit of the Companies (currently $35 per wire), provided that such standard charges may be increased by Lender from time to time and (iii) Lender’s standard charges and fees for the Lender’s personnel used by the Lender for reviewing the books and records of the Companies and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to any Out-of-Pocket Expenses, but in no event shall be duplicative of any other fees or expenses set forth in this Agreement or the Loan Documents). Such charges shall be due and payable in accordance with Lender’s standard practices, as in effect from time to time.
     8.10. The Companies hereby authorize the Lender to charge the Funds In Use Account with the amount of all payments due hereunder as such payments become due. The Companies confirm that any charges which the Lender may so make to the Funds In Use Account as herein provided will be made as an accommodation to the Companies and solely at the Lender’s discretion.

     8.11. In the event that the Lender or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Lender or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such participant could have achieved but for such adoption, change or compliance (taking into consideration the Lender or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by the Lender or such participant to be material, then, from time to time, the Companies shall pay no later than five (5) days following written notice to the Companies, to the Lender or such participant such additional amount or amounts as will compensate the Lender’s or such participant’s for such reduction. In determining such amount or amounts, the Lender or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.10 shall be available to the Lender or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Lender or such participant setting forth such amount or amounts as shall be necessary to compensate the Lender or such participant with respect to this Section 8 and the calculation thereof when delivered to the Companies shall be conclusive on the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Lender or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Companies in whole or in part exceed the amount which the Lender or such participant actually required to be made whole, the excess, if any, shall be returned to the Companies by the Lender or such participant.
     8.12. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Lender or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
          (a) subject the Lender or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to the Lender or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of the Lender or such participant by the federal government or the jurisdiction in which it maintains its principal office);
          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by the Lender or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (c) impose on the Lender or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Lender or such participant of making, renewing or maintaining its loans hereunder by an amount that the Lender or such participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Lender or such participant deems to be material in the exercise of its reasonable business judgment, then, in any case the Companies shall pay the Lender or such participant, within five (5) days following its written notice, such additional cost or such reduction, as the case may be. The Lender or such participant shall certify the amount of such additional cost or reduced amount to the Companies and the calculation thereof and such certification shall be conclusive upon the Companies absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event the Lender or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Companies in whole or in part exceed the amount which the Lender or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Companies by the Lender or such participant.
     8.13. The Companies agree to indemnify and to hold the Lender (including any participant) harmless from any loss or expense which the Lender or such participant may sustain or incur as a consequence of: (a) default by the Companies in making a borrowing after the Companies have given a notice in accordance with Paragraph 8.12 of Section 8 hereof; and (b) default by the Companies in making any prepayment after the Companies have given notice to the Lender thereof. The determination by the Lender of the amount of any such loss or expense, when set forth in a written notice to the Companies, containing the Lender’s calculations thereof in reasonable detail, shall be conclusive on the Companies in the absence of manifest error. This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.
     8.14. For purposes of this Financing Agreement and Section 8 thereof, any reference to the Lender shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.
SECTION 9. Powers
     The Companies hereby constitute the Lender, or any Person or agent the Lender may designate, as its attorney-in-fact, at the Companies’ cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to the Lender have been paid in full:
          (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Lender or the Companies, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;
          (b) To receive, open and dispose of all mail addressed to the Companies and to notify postal authorities to change the address for delivery thereof to such address as the Lender may designate;

          (c) To request from customers indebted on Accounts at any time, in the name of the Lender information concerning the amounts owing on the Accounts;
          (d) To request from customers indebted on Accounts at any time, in the name of the Companies, in the name of certified public accountant designated by the Lender or in the name of the Lender’s designee, information concerning the amounts owing on the Accounts;
          (e) To transmit to customers indebted on Accounts notice of the Lender’s ownership interest therein and to notify customers indebted on Accounts to make payment directly to the Lender for the Companies’ account; and
          (f) To take or bring, in the name of the Lender or the Companies, all steps, actions, suits or proceedings deemed by the Lender necessary or desirable to enforce or effect collection of the Accounts.
Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by the Lender.
SECTION 10. Events of Default and Remedies
     10.1. Notwithstanding anything hereinabove to the contrary, the Lender may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:
          (a) cessation of the business of any Company or the calling of a meeting of the creditors of any Company for purposes of compromising the debts and obligations of such Company;
          (b) the failure of any Company to generally meet its debts as they mature;
          (c) (i) the commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against any Company, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any Company, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or such Company shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by any Company’s Subsidiaries, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against any Company’s Subsidiaries, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or any Company’s Subsidiaries, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

          (d) breach by any Company in any material respect of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other Loan Documents, provided that such Default by any Company of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to the Lender’s satisfaction for a period of ten (10) days from the date of such breach;
          (e) breach by any Company in any material respect of any warranty, representation or covenant of Paragraphs 4.3 (other than the fourth sentence of Paragraph 4.3) and 4.4 of Section 4 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, and 7.8 through 7.14 hereof;
          (f) failure of any Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit the Lender from charging such amounts to the Funds In Use Account on the due date thereof;
          (g) any Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) have any “accumulated funding deficiency” as defined in ERISA, (iii) have any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect to this sub-paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of the Lender, subject such Company to any tax, penalty or other liability material to the business, operations or financial condition of such Company; or
          (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing any Indebtedness of any Company having a principal amount in excess of $250,000;
     10.2. Upon the occurrence and during the continuance of an Event of Default, the Lender in its sole discretion may, declare that, the making of all future loans, advances, extensions of credit or credit approvals provided for in Sections 3, 4 and 5 of this Financing Agreement shall be thereafter in the Lender’s sole discretion, and the obligation of the Lender to make Revolving Loans, issue credit approvals, open Letters of Credit and provide Letters of Credit Guaranties, shall cease unless such Default or Event of Default is waived in writing by the Lender or cured to the Lender’s satisfaction in the exercise of the Lender’s reasonable judgment. Upon the occurrence and during the continuance of an Event of Default, the Lender in its sole discretion may, declare that: (a) all Obligations shall become immediately due and payable; (b) the Lender may charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, provided that, with respect to this clause “(b)” the Lender has given the Companies written notice of the Event of Default, provided further however, that no notice is required if the Event of Default is the Event listed in Paragraph 10.1(c) of this Section 10; and (c) the Lender may immediately terminate this Financing Agreement upon notice to the Companies; provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by the Lender. The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Lender.
     10.3. Immediately upon the occurrence and during the continuance of any Event of Default, the Lender may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or the Lender may use, at the Companies’ expense, such of the Companies’ personnel, supplies or space at the Companies’ places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies or the Lender, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Companies or the Lender; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, at public or private sale, for cash, on credit or otherwise, at the Lender’s sole option and discretion, and the Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Lender shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Companies or the Lender, or in the name of such other party as the Lender may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Lender in its sole discretion may deem advisable, and the Lender shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, the Lender shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as the Lender shall deem appropriate and any such costs shall be deemed an Obligation hereunder. Any action taken by CIT pursuant to this paragraph shall not affect commercial reasonableness of the sale. The Companies agree, at the request of the Lender, to assemble the Inventory and Equipment and to make it available to the Lender at premises of the Companies or elsewhere and to make available to the Lender the premises and facilities of the Companies for the purpose of the Lender’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Lender’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by the Lender to the payment of the Obligations, whether due or to become due, in such order as the Lender may elect, and the Companies shall remain liable to the Lender for any deficiencies, and the Lender in turn agrees to remit to the Companies or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Companies hereby indemnifies the Lender and holds the Lender harmless from any and all out-of-pocket costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Lender by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Companies, the Companies as debtor-in-possession, any secured or unsecured creditors of the Companies, any trustee or receiver in bankruptcy, or otherwise), and the Companies hereby agree to so indemnify and hold the Lender harmless, absent the Lender’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof the Lender, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to the Lender on the Real Estate shall govern the rights and remedies of the Lender thereto.
SECTION 11. Termination
     Except as otherwise permitted herein, the Lender may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Companies at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing the Lender may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Companies may terminate this Financing Agreement at any time upon sixty (60) days’ prior written notice to the Lender, provided that the Companies pay to the Lender immediately on demand an Early Termination Fee, if applicable. The Companies may, however, also terminate this Financing Agreement at any time in the event that funds requested by the Companies in accordance with this Financing Agreement, including without limitation Section 4 hereof, are within the Companies’ then existing Availability, and Lender fails, for a period of three (3) consecutive Business Days after Lender’s receipt of such request, to make any such loans or advances available to the Companies (a “CIT Event”), provided and to the extent however, that at the time of any such request and during the noted three (3) Business Day period, no Event of Default has occurred and is continuing under this Financing Agreement. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, the Lender may withhold any balances in the Companies’ account (unless supplied with an indemnity or letter of credit satisfactory to the Lender) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit. All of the Lender’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.
SECTION 12. Miscellaneous
     12.1. The Companies hereby waive diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Lender or the Companies to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Lender of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.
     12.2. This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Companies and the Lender; supersede any prior agreements (other than the Original Factoring and Financing Agreements, and the Loan Documents as defined therein, except to the extent each has been amended and restated as contemplated hereunder); can be changed only by a writing signed by both the Companies and the Lender; and shall bind and benefit the Companies and the Lender and their respective successors and assigns.
     12.3. In no event shall the Companies, upon demand by the Lender for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, the Lender shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If the Lender ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Companies. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.
     12.4. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
     12.5. THE COMPANIES, THE LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL THE LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

     12.6. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Companies with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Companies for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Companies from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile (with confirmation of receipt), or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:
(A)	if to CIT, at: The CIT Group/Commercial Services, Inc. 11 West 42nd Street New York, New York 10036 Attn: Regional Credit Manager Fax: 212-461-5347

(B)	if to the Companies at: Bernard Chaus, Inc. 530 Seventh Avenue New York, New York 10018 Attn: Barton Heminover Fax: 212-869-4646

With a courtesy copy of any material notice to the Companies’ counsel at:

Dechert LLP 1095 Avenue of the Americas New York, New York 10036-6797 Attn: Martin Nussbaum Fax: 1-212-698-3599
provided, however, that the failure of the Lender to provide the Companies’ counsel with a copy of such notice shall not invalidate any notice given to the Companies and shall not give the Companies any rights, claims or defenses due to the failure of the Lender to provide such additional notice.
     12.7. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

     12.8. (a) The Lender may assign all or a portion of its rights and obligations hereunder and/or sell participations in the loans and other extensions of credit made and to be made to the Companies hereunder to any Person. The Companies acknowledge that in selling such participations, the Lender may grant to participants certain rights to consent to waivers, amendments and other actions with respect to this Financing Agreement. Except for the consent rights set forth above, no participant shall have any rights as a Lender hereunder, and notwithstanding the sale of any participation by a Lender, such Lender shall remain solely responsible to the other parties hereto for the performance of such Lender’s obligations hereunder, and the Companies, the Lender may continue to deal solely with such Lender with respect to all matters relating to this Financing Agreement and the transactions contemplated hereby. In addition, all amounts payable under this Financing Agreement to a Lender which sells a participation in accordance with this paragraph shall continue to be paid directly to such Lender.
          (b) The Companies authorize Lender to disclose to any such participant or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in Lender’s possession concerning the Companies and their affiliates which has been delivered to Lender by or on behalf of the Companies pursuant to this Financing Agreement or which has been delivered to Lender by or on behalf of the Companies in connection with Lender’s credit evaluation of the Companies and their affiliates prior to entering into this Financing Agreement, provided that such Transferee agrees to hold such information in confidence in the ordinary course of its business
SECTION 13. INTENTIONALLY OMITTED
SECTION 14. Borrowing Agent.
     14.1. (a) The Companies hereby irrevocably designate Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of the Companies, and hereby authorizes Lender to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
          (b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Financing Agreement is solely as an accommodation to the Companies and at their request. Lender shall not incur liability to the Companies as a result thereof except due to willful misconduct or gross (not mere) negligence by the Lender. To induce Lender to do so and in consideration thereof, the Companies hereby indemnify Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Companies as provided in this Section 14.1, reliance by Lender on any request or instruction from Borrowing Agent or any other action taken by Lender with respect to this Section 14 except due to willful misconduct or gross (not mere) negligence by the indemnified party.
          (c) All Obligations shall be joint and several, and the Companies shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of the Companies shall in no way be affected by any extensions, renewals and forbearance granted to Lender to the Companies, failure of Lender to give the Companies notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against the Companies, the release by Lender or any Lender of any Collateral now or thereafter acquired from the Companies, and such agreement by the Companies to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Lender to the Companies or any Collateral for the Companies’ Obligations or the lack thereof. The Companies waive all suretyship defenses with respect to its relationship to its Subsidiaries.
     14.2. Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which any Companies may now or hereafter have against the other, directly or contingently liable for the Obligations hereunder, or against or with respect to any Company’s property (including, without limitation, any property which is Collateral for the Obligations), as the case may be, arising from the existence or performance of this Financing Agreement, until termination of this Financing Agreement and repayment in full of the Obligations.
     14.3. (Reserved)
     14.4. This Financing Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Financing Agreement. Delivery of an executed counterpart of this Financing Agreement by telefacsimile or by electronic transmission in “pdf” or other imaging format shall be equally as effective as delivery of an original executed counterpart of this Financing Agreement. Any party delivering an executed counterpart of this Financing Agreement by telefacsimile or electronic transmission also shall deliver an original executed counterpart of this Financing Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Financing Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered by their proper and duly authorized officers as of the date set forth above.

THE CIT GROUP/COMMERCIAL SERVICES, INC., as Lender and Agent

By:	/s/ Kevin J. Winsch
Name: Kevin J. Winsch
Title: Sr. Vice President

BERNARD CHAUS, INC.

By:	/s/ Barton Heminover
Name: Barton Heminover
Title: CFO

CYNTHIA STEFFE ACQUISITION, LLC

By:	/s/ Barton Heminover
Name: Barton Heminover
Title: CFO

S.L. DANIELLE ACQUISITION, LLC

By:	/s/ Barton Heminover
Name: Barton Heminover
Title: CFO
Signature Page Amended and Restated Financing Agreement

EXHIBIT A
BORROWING BASE CERTIFICATE
Exhibit A - 1